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                                                                     EXHIBIT 4.6

                                    AMENDMENT

                                       TO

                                    INDENTURE

      This AMENDMENT TO INDENTURE (this "Amendment") is made as of this 26th day of April, 2007, by and between WCI STEEL, INC., a Delaware corporation (the "Company"), and WILMINGTON TRUST COMPANY, a Delaware banking corporation (the "Trustee"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture (as defined below).

      WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of May 1, 2006, as supplemented by that certain Supplemental Indenture, dated as of May 1, 2006, by and among WCI Steel, the Trustee, and WCI Steel's subsidiaries (the "Indenture");

      WHEREAS, Section 9.01(d) of the Indenture states that the Company and the Trustee may amend the Indenture without giving notice to, or obtaining the consent of, the Holders of the Notes issued thereunder if the amendment does not materially adversely affect the rights of any Holders under the Indenture or the Collateral Documents;

      WHEREAS, the Company desires to, (i) clarify the Company's ability to enter into an exchange offer to replace the $100,000,000 of Notes issued as of the date hereof with $100,000,000 of Notes registered under the Securities Act of 1933, as amended, pursuant to the terms of the Registration Rights Agreement, and (ii) allow the Company to enter into a loan arrangement with the State of Ohio; and

      WHEREAS, the Company and the Trustee agree that the amendments to the Indenture set forth herein do not result in a material adverse effect to the rights of the Holders under the Indenture or the Collateral Documents.

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

      1. Section 1.01, "Definitions"

      1.1 The definition of "Permitted Indebtedness" is hereby amended to delete the word "and" immediately prior to the beginning of subsection (ix) and the period after the end of subsection (ix), and to include new subsection (x) which shall read as follows:

      ", and (x) in the form of a loan from the State of Ohio pursuant to
      Section 166.07 of the Ohio Revised Code (the "Ohio Loan"), except that in no event shall the amount owed by the Company under the Ohio Loan, less any amount of the letters of credit issued pursuant to the Credit Agreement that may be required to secure the Ohio Loan, and the amount outstanding under the Credit Agreement, exceed the maximum amount of credit set forth in the Credit Agreement."

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      2. Section 2.02, "Execution and Authentication"

      2.1 The first sentence of the fourth paragraph of Section 2.02 of the Indenture is hereby amended to read as follows:

      "The Trustee shall authenticate Notes for original issue in the aggregate principal amount of up to $100,000,000, and up to an additional $100,000,000 of Notes registered under the Securities Act (as to which the third paragraph of the legend contained in Section 2.06(d)(i) and the legend contained in 2.06(d)(ii) shall not apply) to be issued in exchange for up to $100,000,000 of Notes originally issued hereunder, upon receipt of a written order of the Company in the form of an Officer's Certificate."

      3. Section 2.06, "Transfer and Exchange"

      3.1 The fourth sentence of Section 2.06(a) of the Indenture is hereby amended to read as follows:

      "Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10, or in order to complete an exchange contemplated by the terms of the Registration Rights Agreement."

      3.2 The reference to Section 2.06(d) contained in the first full sentence of Section 2.06(b)(i) of the Indenture is hereby amended to refer to "Section 2.06(e)".

      4. Additional Deliverables. This Amendment shall only be effective upon the delivery by the Company to the Trustee of an Officers' Certificate and Opinion of Counsel as set forth in the Indenture.

      5. Applicable Law. This Amendment shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to the principles of conflict of laws thereof).

      6. Amendment Limited. Except as expressly provided herein, each of the provisions of the Indenture shall remain in full force and effect following the execution of this Amendment.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

                                         WILMINGTON TRUST COMPANY

                                         By: /s/ Mary St. Amand
                                             ----------------------------------
                                         Name:  Mary St. Amand
                                         Title: Assistant Vice President

                                         WCI STEEL, INC.

                                         By: /s/ Cynthia B. Bezik
                                             ----------------------------------
                                         Name:  Cynthia B. Bezik
                                         Title: Vice President - Finance, Chief
                                                Financial Officer, Treasurer
                                                and Secretary

                                                                  Signature Page
                                                       to Amendment to Indenture